AGREEMENT AND PLAN OF MERGER


                                  By and Among

                               Lakes Gaming, Inc.

                               RFC Acquisition Co.

                                       and

                              Rainforest Cafe, Inc.





                                December 22, 1999









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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of December 22, 1999, by and among Rainforest Cafe, Inc., a Minnesota corporation (the "Company"), Lakes Gaming, Inc., a Minnesota corporation ("Purchaser"), and RFC Acquisition Co., a Minnesota corporation and wholly owned subsidiary of Purchaser ("Merger Sub") .

                                   WITNESSETH

         WHEREAS, the respective Boards of Directors of Merger Sub and Purchaser and a special committee of the Board of Directors of the Company (the "Special Committee") have approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the laws of the State of Minnesota and the provisions of this Agreement; and

         WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                               TERMS OF THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Minnesota Business Corporation Act (the "MBCA"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the MBCA and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Minnesota as a subsidiary of Purchaser. The parties shall prepare and execute Articles of Merger (the "Articles of Merger") in order to comply in all respects with the requirements of the MBCA and with the provisions of this Agreement.

         1.2. The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place at the offices of Maslon Edelman Borman & Brand, LLP, at 10 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto.

         (b) The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA or at such later time as may be specified in the Articles of Merger. The time when


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the Merger shall become effective is herein referred to as the "Effective Time"
and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

         1.3. Merger Consideration. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares (the "Company Shares") of common stock, no par value, of the Company (the "Company Stock") as of the Effective Time (except for Dissenting Shares, as defined in Section 1.7 hereof) shall be converted into .55 shares (the "Exchange Ratio"), of the common stock of Purchaser, par value $.01 per share (the "Purchaser Stock"), subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the Purchaser Stock or the Company Stock.

         (b) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of Purchaser. In lieu thereof, any holder of Company Stock who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive an amount in cash pursuant to Section 1.5(d) hereof.

         (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Merger Sub common stock outstanding immediately prior to the merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Purchaser.

         1.4. Shareholders' Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented the Company Shares (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as defined below) and this Agreement, shall only represent the right to receive the Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement.

         1.5. Surrender and Exchange of Shares. (a) Prior to the Closing Date, Purchaser shall appoint Norwest Shareowner Services or another agent reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the Merger. Promptly after the Effective Time, Purchaser shall make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of Purchase Stock, as and when necessary, in order to enable the Exchange Agent to effect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.5(c) and (d) hereof.

         (b) On the Closing Date, Purchaser shall instruct the Exchange Agent to mail to each holder of record of one or more Certificates, within five business days of receiving from the

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Company a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the applicable number of shares of Purchaser Stock..

         (c) After the Effective Time, each holder of a Company Share shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Purchaser Stock into which such holder's Company Shares have been converted pursuant to this Agreement, together with a check in payment of cash in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Purchaser Stock into which the Company Shares have been converted pursuant to this Agreement, and the payment of cash in lieu of any fractional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of Purchaser Stock, declared after the Effective Time and payable to holders of record after the Effective Time shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore have become payable with respect to the number of shares of Purchaser Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Purchaser Stock until such Certificates are exchanged pursuant to this Agreement.

         (d) No fractional shares of Purchaser Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued upon the surrender for exchange of Certificates, no dividend or other distribution of Purchaser shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Purchaser. All fractional shares of Purchaser Stock to which a holder of Company Shares immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of Company Shares who otherwise would be entitled to receive such fractional share of Purchaser Stock an amount of cash (without interest) determined by multiplying
(i) the Purchaser Average Stock Price (as defined below) by (ii) the fractional share of Purchaser Stock to which such holder would otherwise be entitled. Purchaser will make available to the Exchange Agent any cash necessary for this purpose. For purposes of this paragraph, "Purchaser Average Stock Price" means the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices (as of the close of the regular trading hours) of a share of Purchaser Stock as reported on

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the Nasdaq National Market, as reported in The Wall Street Journal, for the five consecutive trading days ending on and including the trading day immediately preceding the Effective Time.

         (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall be made thereafter, other than transfers of Company Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Purchaser Stock or cash as provided in Section 1.3 hereof.

         (f) If consideration in respect of Company Shares is to be made to a person other than the person in whose name a Certificate is registered, it shall be a condition to such payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Purchaser or the Exchange Agent that such tax either has been paid or is not payable.

         (g) None of the Company, Purchaser or the Exchange Agent shall be liable to any holder of Company Shares for any such shares of Purchaser Stock (or dividends or distributions with respect thereto) or cash if and to the extent that such shares or such cash are required to be deliver to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

         1.6. Options. (a) Except as provided in paragraph (b) below with respect to the Company's 1996 Employee Stock Purchase Plan, as amended (the "Company ESPP"), at the Effective Time, each then outstanding and unexercised option (the "Company Options") exercisable for shares of Company Stock shall become fully vested and exercisable (by virtue of their terms) and Purchaser shall cause each holder of a Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Purchaser Stock ("Purchaser Replacement Options") having the same terms and conditions as the Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Company Options pursuant to the plans or arrangements pursuant to which such Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio, and rounded to the nearest whole cent or number, respectively. Purchaser shall use all reasonable efforts to ensure that any Company Options that qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") prior to the Effective Time continue to so qualify after the Effective Time. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Purchaser Replacement Options after the Effective Time. Promptly after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated

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by such Purchaser Replacement Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current. status of the prospectus or prospectuses contained therein) for so long as any of the Purchaser Replacement Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable upon exercise of Purchaser Replacement Options. Purchaser's Board of Directors shall take all actions necessary on the part of Purchaser to enable the acquisition of Purchaser Stock, Purchaser Replacement Options and subsequent transactions in Purchaser Stock after the Effective Time pursuant to Purchaser Replacement Options by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act (as defined below) to be exempt from the application of Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder.

         (b) The current offerings in process as of the date of this Agreement under the Company ESPP shall continue, and Company Shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the Company ESPP. The Company may, consistent with past practice, commence new offering periods under the Company ESPP on or after the date hereof and prior to the Effective Time at an exercise price for each such offering not less than as is required under the Company ESPP. Immediately prior to the Effective Time, pursuant to the Company ESPP, all offerings under the Company ESPP shall be terminated, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such offering period end, the number of whole shares of Company Stock at a per share price determined pursuant to the provisions of the Company ESPP, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive, by virtue of the Merger, the number of whole shares of Purchaser Stock into which the shares of Company Stock such participant has so purchased under the Company ESPP have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, plus the cash value of any fraction of a share of Purchaser Common Stock as provided in Section 1.5(d) hereof, plus any dividends or distributions as provided in Section 1.5(c). The Company ESPP and all purchase rights thereunder shall terminate effective as of the Effective Time.

         1.7. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Purchaser Stock into which shares of Company Stock are converted pursuant to Section 1.3 hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Purchaser shall cause the Company to make all payments to holders of shares of Company Stock with respect to such

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demands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Stock under the MBCA. The Company shall not, except with the prior written consent of Purchaser or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for shares of Company Stock or offer to settle or settle any such demands.

         1.8. Articles of Incorporation and Bylaws. Subject to Section 5.9 hereof, at and after the Effective Time, (i) the Articles of Incorporation of the Company (which, following the Effective Time, will be the Surviving Corporation) shall be amended to be identical to the Articles of Incorporation of Merger Sub in effect at the Effective Time, except that the name of the Surviving Corporation shall be Rainforest Cafe, Inc., and (ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time (subject to any subsequent amendments).

         1.9. Directors and Officers. At and after the Effective Time the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

         1.10. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the MBCA.

         1.11. Registration Statement Prospectus/Proxy Statement.

         (a) For the purposes of (i) registering Purchaser Stock for issuance to holders of the Company Shares in connection with the Merger with the Securities and Exchange commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities laws, (ii) holding the meeting of the Company's shareholders to vote upon the approval of this Agreement and the Merger and the transactions contemplated hereby (the "Company Proposals") and (iii) holding the meeting of Purchaser's shareholders to vote upon issuance of Purchaser Stock to holders of the Company Shares in the Merger as contemplated by this Agreement (the "Purchaser Proposal"), Purchaser and the Company will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and

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regulations thereunder (the "Securities Exchange Act"). Such prospectus/proxy statement in the form mailed by the Company and Purchaser to their respective shareholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

         (b) The Company will furnish Purchaser with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise Purchaser if, at any time prior to the meeting of the shareholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Purchaser with the information needed to correct such inaccuracy or omission. The Company will furnish Purchaser with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

         (c) Purchaser will furnish the Company with such information concerning Purchaser and its subsidiaries as is necessary in order to cause the Prospectus/Proxy statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law. None of the information relating to Purchaser and its subsidiaries supplied by Purchaser for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser agrees promptly to advise the Company if, at any time prior to the meeting of shareholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Purchaser will furnish the Company with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company and Purchaser.

         (d) The Company and Purchaser agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

         (e) Purchaser will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all

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reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. Purchaser shall provide the Company for its review a copy of the Registration Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby and shall not make any filing with the SEC without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The
Company authorizes Purchaser to utilize in the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Purchaser in connection with, or contained in, the Prospectus/Proxy Statement. Purchaser promptly will advise the Company when the Registration Statement has become effective, and of any supplements or amendments thereto, and Purchaser will furnish the Company with copies of all documents. Except for the Prospectus/Proxy Statement or the preliminary prospectus/proxy statement, neither Purchaser nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

         1.12 Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         1.13. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company Securities Filings (as defined below) filed prior to the date of this Agreement (but other than with respect to
Section 2.2 and 2.3 hereof) and except as set forth in the disclosure schedule from the Company to Purchaser to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclosure Schedule"), each section of which

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qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

         2.1. Due Incorporation and Good Standing. The Company and each of the Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which the Company competes, (iii) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, or (iv) the taking of any action contemplated by this Agreement (a "Company Material Adverse Effect"). The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company. For purposes of this Agreement, the term "Company Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of the Company.

         2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 50 million shares of capital stock. As of December 21, 1999, 23,346,215 shares of Company Stock were issued and outstanding. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable. Except as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other security of the Company, and there is no authorized or outstanding security of any kind convertible into or exchangeable, for any such capital stock or other security.

         2.3. Subsidiaries. Section 2.3 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Schedule. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section 2.3 of the Company Disclosure Schedule, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company

                                       -9-

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are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

         2.4. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Special Committee pursuant to the authority given to the Special Committee by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of this Agreement and the Merger by the shareholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

         2.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (iii) filings under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (v) those Consents that,

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if they were not obtained or made, would not be reasonably likely to have a
Company Material Adverse Effect.

         2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries,
(ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

         2.7. Securities Filings; (a) The Company has made available to Purchaser true and complete copies of (i) its Annual Reports on Form 10-K for the years ended January 3, 1999, December 28, 1997 and December 29, 1996 as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since December 29, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since December 29, 1996. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively herein as the "Company Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

         2.8. Company Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

         2.9. Absence of Certain Changes or Events; No Undisclosed Liabilities. Except as set forth in the Company Securities Filings, since January 3, 1999, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect,
(ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in its January 3, 1999 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since January 3, 1999, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

         2.10. Compliance with Laws. The business of the Company and each of the Company Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

         2.11. Permits. (i) The Company and each of the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

         2.12. Litigation. Except as disclosed in the Company Securities Filings, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

         2.13. Contracts. Neither the Company nor any of the Company Subsidiaries is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument that is required to be described in or filed as an exhibit to any Company Securities Filing ("Company Material Contract") that is not so described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

         2.14. Employee Benefit Plans. Section 2.14 of the Company Disclosure Schedule contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of the Company Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

         2.15. Taxes and Returns. (a) The Company and each of its subsidiaries has timely filed, or caused to be timely filed, all material Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the knowledge of the Company, there are no liens for material amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

         (b) To the Company's knowledge, none of the Company or any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a)(1)(A) of the Code.

         (c) There is not any employment, severance or termination agreement or other compensation arrangement or employee benefit plan (as defined in Section 3(3) of ERISA) currently in effect which provides for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby to any employee, officer or director of Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         (d) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

         2.16. Intellectual Property. (a) To the Company's knowledge, the Company or its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto ("Company Intellectual Property") that, in each case, are used in the respective businesses of the Company or the Company Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Company Material Adverse Effect.

         (b) To the Company's knowledge, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party, except for any such conflicts or infringements that would not be reasonably likely to have a Company Material Adverse Effect.

         (c) Section 2.16 (c) of the Company Disclosure Schedule sets forth a complete list of all material patents, registrations and applications pertaining to the Company Intellectual Property owned by the Company and the Company Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or the Company Subsidiaries, free and clear of liens or encumbrances of any nature.

         (d) Section 2.16(d) of the Company Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements in which the Company and its Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

         (e) The Company and each of the Company Subsidiaries own or have the right to use all computer software currently used in and material to the businesses, except for any failures to own or have the right to use that would not be reasonably likely to have a Company Material Adverse Effect.

         2.17. Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with U.S. Bancorp Piper Jaffray, a copy of which has been provided to Purchaser.

         2.18. Fairness Opinion. The Special Committee has received from its financial advisor, U.S. Bancorp Piper Jaffray, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view.

         2.19. Insurance. Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Company Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and the Company Subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.19 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

         2.20. Vote Required; Ownership of Purchaser Capital Stock; State Takeover Statutes. (a) The approval of the Company Proposal is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereunder.

         (b) Neither the Company nor any of the Company Subsidiaries beneficially owns, either directly or indirectly, any shares of Purchaser capital stock.

         (c) The Special Committee has taken all actions necessary under the MBCA to approve the transactions contemplated by this Agreement. Assuming for purposes of this Section 2.20(c) that no person or entity associated or affiliated with Purchaser or the Company, as the case may be, is an "interested shareholder" (as such term is defined in the MBCA) of the Company or Purchaser, as the case may be, who has not continuously been an interested shareholder of the Company or Purchaser during the four-year period preceding the Merger,
Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder, and the restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery and performance of this Agreement or the consummation of the Merger by the Company. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation prohibits (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

         2.21. Title to Properties. Section 2.21 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by Company or any of the Company Subsidiaries and sets forth all material real property leased by Company or any of the Company Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Company Real Property"). The Company Real Property set forth in Section 2.21 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of encumbrances, except for (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; and (c) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), and (c) being referred to herein as "Permitted Encumbrances"), and the consummation of the transactions contemplated hereby will not create any encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business on such property.

         2.22. Environmental Matters. The Company has not, and no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitations, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ' 9601-9657, as amended) (collectively, "Hazardous Substances") except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Company Real Property that would cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ' 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Act, 33 U.S.C. ' 1251 et seq., or the Clean Air Act, 42 U.S.C. ' 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Company Material Adverse Effect. There are no substances or conditions in or on the Company Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Company Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Company Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the Purchaser Securities Filings (as defined below) filed prior to the date of this Agreement (but other than with respect to
Section 3.2 and 3.3 hereof) and except as set forth in the disclosure schedule from Purchaser to the Company to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning Purchaser and its business (the "Purchaser Disclosure Schedule"), each section of which qualifies the correspondingly numbered representation or warranty, Purchaser hereby represents and warrants to the Company as follows:

         3.1. Due Incorporation and Good Standing. Purchaser, Merger Sub and each of the Purchaser Subsidiaries is a corporation duly incorporated or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser and each of the Purchaser Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Purchaser competes, (iii) the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, or (iv) the taking of any action contemplated by this Agreement ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser. For purposes of this Agreement, the term "Purchaser Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of Purchaser, and shall specifically include Merger Sub.

         3.2. Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of one hundred million shares of capital stock. As of December 17, 1999, 10,628,398 shares of Purchaser Stock were issued and outstanding. No other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of the Purchaser Stock are duly authorized, validly issued, fully paid and non-assessable. Except as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other security of Purchaser, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security.

         3.3. Subsidiaries. Section 3.3 of the Purchaser Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Purchaser Subsidiary, each of which is wholly owned by Purchaser. All of the capital stock and other interests of the Purchaser Subsidiaries so held by Purchaser are owned by it or a Purchaser Subsidiary as indicated in said Section
3.3 of the Purchaser Disclosure Schedule, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Purchaser Subsidiaries directly or indirectly held by Purchaser are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Purchaser Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Purchaser Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Purchaser Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of Purchaser Stock issuable in accordance with this Agreement in exchange for Company Stock will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any holder of capital stock of Purchaser.

         3.4. Authorization; Binding Agreement. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser, Merger Sub or any Purchaser Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Purchaser Proposal by the shareholders of Purchaser and the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

         3.5. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Purchaser or any of the Purchaser Subsidiaries is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA; (ii) filings with the SEC, state securities laws administrators and the NASD; (iii) filings under the HSR Act; (iv) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization; and (v) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Purchaser or any of the Purchaser Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Purchaser Material Contract (as defined below), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or any Purchaser Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, contravene any Law to which Purchaser or any Purchaser Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.7. Securities Filings. Purchaser has made available to the Company true and complete copies of (i) its Annual Reports on Form 10-K for the year ended January 3, 1999, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Purchaser since December 31, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since December 31, 1998, The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 3.7, are referred to collectively herein as the "Purchaser Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Purchaser Securities Filings contained or, as to Purchaser Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to Purchaser Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Purchaser Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Purchaser Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

         3.8. Purchaser Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the Purchaser Securities Filings (the "Purchaser Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Purchaser and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

         3.9. Absence of Certain Changes or Events; No Undisclosed Liabilities. Except as set forth in the Purchaser Securities Filings, since December 31, 1998, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Purchaser Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of Purchaser by Purchaser, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by Purchaser in accounting principles or practices. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Purchaser included in its January 3, 1999, Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since January 3, 1999, neither Purchaser nor any of the Purchaser Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to result in a Purchaser Material Adverse Effect.

         3.10. Compliance with Laws. The business of Purchaser and each of its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.11. Permits. (i) Purchaser and its subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Purchaser Permits"), (ii) neither Purchaser nor any of its subsidiaries is in violation of any Purchaser Permit and (iii) no proceedings are pending or, to the knowledge of Purchaser, threatened, to revoke or limit any Purchaser Permit, except, in each case, those the absence or violation of which would be reasonably likely to have a Purchaser Material Adverse Effect.

         3.12. Litigation. Except as disclosed in the Purchaser Securities Filings, there is no Litigation pending or, to the knowledge of Purchaser, threatened against, Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect.

         3.13. Contracts. Neither Purchaser nor any of its subsidiaries is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument that is required to be described in or filed as an exhibit to any Purchaser Securities Filing ("Purchaser Material Contract") that is not so described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. All such Purchaser Material Contracts are valid and binding and are in full force and effect and enforceable against Purchaser or such subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither Purchaser nor any of its subsidiaries is in violation or breach of or default under any such Purchaser Material Contract where such violation or breach would be reasonably likely to have a Purchaser Material Adverse Effect.

         3.14. Employee Benefit Plans. Section 3.14 of the Purchaser Disclosure Schedule contains a complete and accurate list of all material Benefit Plans maintained or contributed to by Purchaser or any of its subsidiaries ("Purchaser Benefit Plan"). Each of the Purchaser Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Purchaser Material Adverse Effect. Neither Purchaser nor any of its subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

         3.15. Taxes and Returns. (a) Purchaser and each of the Purchaser Subsidiaries has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against Purchaser or any of its subsidiaries for any alleged deficiency in any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser or any of its subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither Purchaser nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser or any of its subsidiaries or any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. To the knowledge of Purchaser, there are no liens for material amounts of Taxes on the assets of Purchaser or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

         (b) To Purchaser's knowledge, none of Purchaser or any of the Purchaser Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a)(1)(B) of the Code.

         (c) There is not any employment, severance or termination agreement or other compensation arrangement or employee benefit plan (as defined in Section 3(3) of ERISA) currently in effect which provides for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby to any employee, officer or director of Purchaser or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         3.16. Intellectual Property. (a) Purchaser or its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all; (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including reissues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto ("Purchaser Intellectual Property") that are used in the respective businesses of Purchaser and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Purchaser Material Adverse Effect.

         (b) To Purchaser's knowledge, there are no conflicts with or infringements of any material Purchaser Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party except for any such conflicts or infringements that would not be reasonably likely to have a Purchaser Material Adverse Effect..

         (c) Section 3.16(c) of the Purchaser Disclosure Schedule sets forth a complete list of all material patents, registrations and applications pertaining to the Purchaser Intellectual

Property owned by Purchaser and its subsidiaries. All such Purchaser Intellectual Property listed is owned by Purchaser and/or its subsidiaries, free and clear of liens or encumbrances of any nature.

         (d) Section 3.16(d) of the Purchaser Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements in which Purchaser and its subsidiaries have granted rights to any person to use the Purchaser Intellectual Property. Purchaser will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Purchaser Intellectual Property.

         (e) Purchaser and its subsidiaries own or have the right to use all computer software currently used in and material to the businesses except for any failures to own or rights to use that would not be reasonably likely to have a Purchaser Material Adverse Effect.

         3.17. Finders and Investment Bankers. Neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than pursuant to an agreement with Wasserstein Perella & Co., the material terms of which have been disclosed to the Company.

         3.18. Fairness Opinion. Purchaser's Board of Directors has received from its financial advisor, Wasserstein Perella & Co., a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Exchange Ratio is fair to Purchaser from a financial point of view.

         3.19. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

         3.20. Insurance. Section 3.20 of the Purchaser Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering Purchaser and its subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at Purchaser's principal executive offices, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. Purchaser and its subsidiaries maintain insurance policies against all risks of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 3.20 of the Purchaser Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

         3.21. Vote Required; Ownership of Company Capital Stock; State Takeover Statutes. (a) The approval of the Purchaser Proposal is the only vote of the holders of any class or series of Purchaser's capital stock necessary to approve the Merger and the transactions contemplated hereunder.

         (b) Neither Purchaser nor any of the Purchaser Subsidiaries beneficially owns, either directly or indirectly, any shares of Company capital stock.

         (c) The Board of Directors of Purchaser has taken all actions necessary under the MBCA, including approving the transactions contemplated by this Agreement. Assuming for purposes of this Section 2.20(c) that no person or entity associated or affiliated with Purchaser or the Company is an "interested shareholder" (as such term is defined in the MBCA) of the Company or Purchaser, as the case may be, who has not continuously been an interested shareholder of the Company or Purchaser, as the case may be, during the four-year period preceding the Merger, Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder, and the restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery and performance of this Agreement or the consummation of the Merger by Purchaser or Merger Sub. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation prohibits (by reason of Purchaser's or Merger Sub's participation therein) the Merger or the other transactions contemplated by this Agreement.

         3.22. Title to Properties. Section 3.22 of the Purchaser Disclosure Schedule sets forth a complete list of all material real property owned in fee by Purchaser or any of the Purchaser Subsidiaries and sets forth all material real property leased by Purchaser or any of the Purchaser Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Purchaser Real Property"). The Purchaser Real Property set forth in Section 3.22 of the Purchaser Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of Purchaser and the Purchaser Subsidiaries. Purchaser and the Purchaser Subsidiaries have good and valid title to, or, as to Purchaser Real Property designated as leased, a valid leasehold interest in, all of the Purchaser Real Property. The Purchaser Real Property is free of encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated hereby will not create any encumbrance (other than Permitted Encumbrances) on any of the Purchaser Real Property. Each of Purchaser and the Purchaser Subsidiaries enjoys peaceful and undisturbed possession under all leases of Purchaser Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Purchaser and the Purchaser Subsidiaries to conduct their business on such property.

         3.23. Environmental Matters. Purchaser has not, and no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the

Purchaser Real Property, any Hazardous Substances except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Purchaser Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Purchaser Real Property that would cause or contribute to (a) the Purchaser Real Property becoming a treatment, storage or disposal facility in material violation of RCRA,, or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Purchaser Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which Purchaser does not have all material required permits under the Federal Water Act, 33 U.S.C. ' 1251 et seq., or the Clean Air Act, 42 U.S.C. ' 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Purchaser Material Adverse Effect. There are no substances or conditions in or on the Purchaser Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Purchaser Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Purchaser Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Purchaser Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

         3.24 Other Transactions. Other than the Merger, there is no significant acquisition or disposition (as defined in Form 8-K) involving Purchaser or any subsidiary of Purchaser that is probable (as used in Rule 11-01 of Regulation S-X of the SEC) or would otherwise be required to be disclosed under the requirements of the securities laws and the rules and regulation of the SEC applicable in the context of the sale of stock by Purchaser (a "Pending Purchaser Transaction").


                                   ARTICLE IV

                      ADDITIONAL COVENANTS OF THE COMPANY

         The Company covenants and agrees as follows:

         4.1. Conduct of Business of the Company and the Company Subsidiaries.
(a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will:

         (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

         (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for (i) the issuance of Company Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms and stock options referred to in clause (ii) below, (ii) the issuance, in the ordinary course of business and consistent with past practice, of stock options to new employees, and (iii) subject to the limitations set forth in Section 1.6, the grant of purchase rights pursuant to the Company ESPP or the issuance of Company Stock upon the exercise of such purchase rights;

         (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities other than pursuant to commitments outstanding on the date of this Agreement in accordance with their present terms;

         (D) other than in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company subsidiary and customary travel, relocation or business advances to employees); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and its subsidiaries taken as a whole other than to secure debt permitted under (a) of this clause (D); or

         (E) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this agreement or otherwise in the ordinary course of business consistent with past practice.

         (b) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

         4.2. Notification of Certain Matters. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting the Company or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

         4.3. Access and Information. Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with (a) such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Purchaser may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by the Company or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

         4.4. Shareholder Approval. As soon as practicable, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Company Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Special Committee will use reasonable commercial efforts to obtain any necessary approval by the Company's shareholders of the Company Proposals. Notwithstanding the foregoing, unless the Special Committee, after consultation with its outside legal counsel, determines that to do so could create a reasonable possibility of a breach of the fiduciary duties of the Special Committee under applicable law, the Company, acting through its Special Committee, shall include in the Prospectus/Proxy Statement the recommendation of the Special Committee that shareholders of the Company vote in favor of the Company Proposals.

         4.5. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, the Company agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated hereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to Closing set forth herein.

         4.6. Public Announcements. So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Purchaser, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

         4.7. Compliance. In consummating the Merger and the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

         4.8. No Solicitation. (a) The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action knowingly designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Company Shareholder Meeting, the Special Committee determines in good faith, and after consultation with outside legal counsel to the Company, that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Special Committee may, in response to a Company Takeover Proposal, and subject to compliance with Section 4. 8 (c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with outside legal counsel) and (y) participate in negotiations regarding such Company Takeover Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of the Company and its subsidiaries or more than a majority of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than a majority of any class of equity securities of the Company or any Company Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. Notwithstanding any provision to the contrary contained in this Section 4.8, the provision by the Company of copies of its SEC Filings by its investor relations department to third parties in a manner consistent with its historical practices, shall not be deemed a violation of this Section 4.8.

         (b) Except as set forth in this Section 4.8, neither the Company nor the Special Committee nor any other committee of the Board of Directors shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Special Committee of the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company Shareholder Meeting, the Special Committee determines in good faith, and after consultation with outside legal counsel, that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Special Committee may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Company Proposals or (y) approve or recommend a Company Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Special Committee Board has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and identifying the person making such Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Company Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Special Committee determines in its good faith judgment (after consultation with its advisors) to be more favorable to the Company's shareholders than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

         (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.8, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal.

         (d) Nothing contained in this Agreement shall prohibit the Special Committee from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Special Committee, after consultation with outside counsel, failure so to disclose would create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor the Special Committee, shall, except as permitted by
Section 4. 8 (b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

         4.9. Tax Opinion Certificate. The Company shall execute and deliver a certificate in a form satisfactory to the counsel of Purchaser and the Company signed by an officer of the Company setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 6.2(e) and 6.3(f) of this Agreement (the "Company Tax Opinion Certificate").

         4.10. SEC and Shareholder Filings. The Company shall send to Purchaser a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

         4.11. Letter of Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Purchaser and the Company a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Purchaser, in form reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.


                                   ARTICLE V.

                       ADDITIONAL COVENANTS OF PURCHASER


         Purchaser covenants and agrees as follows:

         5.1. Conduct of Business of Purchaser and the Purchaser Subsidiaries.
(a) Unless the Company shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth in the Purchaser Disclosure Schedule (the inclusion of any item having been consented to by the Company), during the period from the date of this Agreement to the Effective Time, (i) Purchaser shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and Purchaser shall, and it shall cause its subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business and (ii) without limiting the generality of the foregoing, neither Purchaser nor any of its subsidiaries will:

         (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

         (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Purchaser or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Purchaser or any of its subsidiaries, except for the issuance of shares of Purchaser Stock pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

         (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to Purchaser or a subsidiary of Purchaser, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

         (D) other than in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt, except refinancing of existing obligations on terms that are no less favorable to Purchaser or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Purchaser subsidiary and customary travel, relocation or business advances to employees); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to Purchaser and its subsidiaries taken as a whole other than to secure debt permitted under (a) of this clause (D); or

         (E) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice.

         (b) Purchaser shall, and Purchaser shall cause each of its subsidiaries to, use its or their reasonable commercial efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Purchaser Permits necessary for, or otherwise material to, such business.

         5.2. Notification of Certain Matters. Purchaser shall give prompt notice to the Company if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

         5.3. Access and Information. Between the date of this Agreement and the Effective Time, Purchaser will give, and shall direct its accountants and legal counsel to give, the

Company and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel) , at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Purchaser and its subsidiaries or to any Pending Purchaser Transactions, if any, and to the parties thereto, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish the Company with (a) such financial and operating data and other information with respect to the business and properties of Purchaser and its subsidiaries as the Company may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by Purchaser or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

         5.4. Reasonable Commercial Efforts. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated hereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to Closing set forth herein.

         5.5. Public Announcements. So long as this Agreement is in effect, Purchaser shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case Purchaser, prior to making such announcement, will consult with the Company regarding the same.

         5.6. Compliance. In consummating the Merger and the transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

         5.7. SEC and Shareholder Filings. Purchaser shall send to the Company a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

         5.8. Tax Opinion Certificate. Purchaser shall execute and deliver a certificate in a form satisfactory to the counsel of the Company and Purchaser, signed by an officer of Purchaser setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Sections 6.2(e) and 6.3(f) of this Agreement ("Purchaser Tax Opinion Certificate").

         5.9. Indemnification. (a) As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents, employers of the Company or otherwise entitled to indemnification under the Company's Bylaws or Articles of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Company hereby covenants that it shall, to the fullest extent permitted under Minnesota law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Minnesota law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Securities Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement affected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.9. To the fullest extent permitted by law, Purchaser shall cause the Surviving Corporation to advance expense in connection with the foregoing indemnification.

         (b) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

         5.10. Shareholder Approval. As soon as practicable, Purchaser will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Purchaser Proposal and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Board of Directors of Purchaser will use reasonable commercial efforts to obtain any necessary approval by Purchaser's shareholders of the Purchaser Proposal. Notwithstanding the foregoing, unless the Board of Directors of Purchaser, after consultation with outside legal counsel to Purchaser, determines that to do so would likely breach the fiduciary duties of the Board of Directors under applicable law, Purchaser, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that shareholders of Purchaser vote in favor of the Purchaser Proposal.

         5.11. Letter of Purchaser's Accountants. Purchaser shall use all reasonable efforts to cause to be delivered to Purchaser and the Company a letter of Arthur Andersen LLP, Purchaser's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.12. Benefit Plans and Employee Matters.

         (a) From and after the Effective Time, Purchaser shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's and its subsidiaries' employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date hereof. To the extent Purchaser satisfies its obligations under this Section 5.12 by maintaining Company benefit plans, Purchaser shall not be required to include employees of the Company in Purchaser's benefit plans. From and after the Effective Time, Purchaser shall honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its subsidiaries.

         (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Purchaser, the Company or any of their respective subsidiaries, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

                                  ARTICLE VI.

                                   CONDITIONS

         6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

         (a) Shareholder Approval. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of the Company required under the MBCA. The Purchaser Proposal shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of Purchaser.

         (b) No injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

         (c) Governmental Approval. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser and the Company or those Consents the failure or which to obtain will not have a Company Material Adverse Effect.

         (d) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

         (e) Required Consents. Any required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect, except for those the failure of which to obtain will not have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect") or a Purchaser Material Adverse Effect.

         (f) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

         (g) Blue Sky. Purchaser shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

         (h) Quotation of Purchaser Stock. The shares of Purchaser Stock comprising the Merger Consideration shall have been approved for quotation on The Nasdaq National Market.

         6.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

         (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof" or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that does not have a Material Adverse Effect on Purchaser shall be disregarded, (iii) any inaccuracy that results from or relates to general business or economic conditions shall be disregarded, (iv) any inaccuracy that results from or relates to conditions generally affecting the industry in which Purchaser competes shall be disregarded, and (v) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement shall be disregarded).

         (b) Performance by Purchaser. Each of Purchaser and Merger Sub shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser and/or Merger Sub at or prior to the Effective Time.

         (c) No Material Adverse Change. There shall have been (i) no material adverse change in the financial condition or results of operations of Purchaser and the Purchaser Subsidiaries, taken as a whole, (ii) no changes, conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Purchaser Securities Filings or on the Purchaser Disclosure Schedule) that have or would reasonably be expected to have a Purchaser Material Adverse Effect, and (iii) no events that have or would reasonably be expected to have a Purchaser Material Adverse Effect (including but not limited to events caused by or resulting from one or more of the Pending Purchaser Transactions or any of the parties thereto), in each case since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Purchaser competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

         (d) Certificates and Other Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied;
(ii) a certificate of good standing from the Secretary of State of the State of Minnesota stating that Purchaser is a validly existing corporation in good standing; (iii) a certificate of good standing from the Secretary of State of Minnesota stating that Merger Sub is a validly existing corporation in good standing; (iv) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the shareholder of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of Purchaser's shareholders approving the Purchaser Proposal, each certified by its respective Secretary; (v) the duly executed Purchaser Tax Opinion certificate and (vi) such other documents and instruments as the Company reasonably may request.

         (e) Tax Opinion. The Company shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

         6.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

         (a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to "the date of this Agreement," "the date hereof' or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, (ii) any inaccuracy that does not have a Material Adverse Effect on the Company shall be disregarded, (iii) any inaccuracy that results from or relates to general business or economic conditions shall be disregarded, (iv) any inaccuracy that results from or relates to conditions generally affecting the industry in which the Company competes shall be disregarded, (v) any inaccuracy that results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded, and (vi) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement shall be disregarded).

         (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

         (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of the Company since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change,
(i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded, and (iv) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

         (d) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Purchaser (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Sections 6.3 (a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Minnesota stating that the Company is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Special Committee approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company's shareholders approving the Company Proposals, each certified by the Secretary of the Company;
(iv) a true and complete copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Minnesota, and a true and complete copy of the Bylaws of the Company certified by the Secretary thereof;
(v) the duly executed Company Tax Opinion certificate and (vi) such other documents and instruments as Purchaser reasonably may request.

         (e) Affiliate Agreement. Each person who is or may be an "affiliate" of the Company within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in the form attached hereto as Exhibit A.

         (f) Tax Opinion. Purchaser shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

         (g) Dissenting Shares. No more than 10% of the number of shares Company Common Stock outstanding on the record date for the Company Shareholder Meeting shall have given notice of their intent to dissent from and to seek the fair value of their Company Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA.

         6.4. Frustration of Conditions. Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.


                                  ARTICLE VII.

                          TERMINATION AND ABANDONMENT

         7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company and the shareholders of Purchaser described herein:

(a)      by mutual written consent of Purchaser and the Company;

(b)      by either Purchaser or the Company if:

         (i) the Merger shall not have been consummated on or prior to July 1, 2000, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

         (ii) the approval of the Company's shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

         (iii) the approval of Purchaser's shareholders required by Section 6.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

         (iv) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

         (c) by Purchaser if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company;

         (d) by Purchaser if (i) the Special Committee shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of any of the Company Proposals, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Takeover Proposal or (ii) the Special Committee shall have resolved to take any of the foregoing actions;

         (e) by the Company if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser;

         (f) by the Company if (i) the Board of Directors of Purchaser or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Purchaser Proposal, or failed to reconfirm its recommendation within 15 business days after a written request to do so or (ii) the Board of Directors of Purchaser or any committee thereof shall have resolved to take any of the foregoing actions; or

         (g) by the Company in accordance with Section 4.8(b) hereof, provided that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as defined below).

         The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.5 hereof.

         7.2. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement (other than Sections 7.2, 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

         (b) In the event that (A) prior to termination of this Agreement a bona fide Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal and such Company Takeover Proposal or announced intention shall not have been withdrawn (a "Competing Company Takeover Proposal"), and thereafter this Agreement is (x) terminated because the Company fails to obtain the approval of the Company's shareholders required by Section 6.1(a) or (y) terminated by Purchaser pursuant to Section 7.1 (d), or (B) this Agreement is terminated by the Company pursuant to Section 7.1(g) hereof, then the Company shall promptly, but in no event later than two days after consummation of the transaction giving rise to the Company's payment obligation, pay Purchaser a fee equal to$2,000,000 (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Purchaser unless and until within six (6) months of such termination, the Company or any of its subsidiaries consummates any Competing Company Takeover Proposal. The Company acknowledges that the agreements contained in this Section 7.2 (b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. In the event of a termination by Purchaser pursuant to Section 7.1 (d) hereof, the Company shall promptly pay upon Purchaser's request all reasonable out-of-pocket charges and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $300,000 which payments shall be credited against any Termination Fee that may subsequently become payable. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

         (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f) hereof, then Purchaser shall promptly, but in no event later than two days after the date of such termination, pay the Company a fee equal to the reasonable out-of-pocket charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $300,000, payable by wire transfer of same day funds. Purchaser acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into the Agreement. Notwithstanding the foregoing, no fee shall be paid pursuant to this
Section 7.2(c) if the Company shall be in material breach of its obligations hereunder.

         (d) Purchaser and the Company each acknowledge that payments made under either Section 7.2 (b) or (c) hereof shall constitute such parties' exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation.


                                 ARTICLE VIII.

                                 MISCELLANEOUS

         8.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, the Company or Purchaser, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

         8.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

         8.3. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect co, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

         8.4. Survival. The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.4, 1.5, 1.6, 1.7, 1.13, 5.9, 5.12, 8.1 and 8.14 hereof, which shall survive beyond the Effective Time.

         8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i) if to the Company, to:
         Rainforest Cafe,, Inc.
         720 South Fifth Street
         Hopkins, MN 55343
         Attention: Kenneth Brimmer
         Telecopy: 612.945.5456

         with a copy to (but which shall not constitute notice to the Company):

         Fredrikson & Byron, P.A.
         900 Second Avenue South, Suite 1100
         Minneapolis, MN 55402
         Attention:  David C. Grorud, Esq.
         Telecopy:  612.347.7077

         and


         (ii)     if to Purchaser or Merger Sub, to:
         Lakes Gaming, Inc.
         130 Cheshire Lane
         Minneapolis, MN 55305
         Attention: Timothy Cope
         Telecopy: 612.449.7064

         with a copy to (but which shall not constitute notice to Purchaser):

         Maslon Edelman Borman & Brand, LLP
         90 South Seventh Street
         Minneapolis, MN 55402
         Attention: Neil I. Sell, Esq.
         Telecopy: 612.672.8397

         8.6. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto.

         8.7. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of Purchaser contemplated under Section 7.2(b) and the rights of the Company under Section 7.2(c) hereof.

         8.8. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Minnesota. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Minneapolis, Minnesota for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

         8.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person, and (iv) the term "knowledge," when used with respect to the Company, shall mean the actual knowledge of the members of the Special Committee and, when used with respect to Purchaser, shall mean the actual knowledge of the directors and executive officers of Purchaser.

         8.11. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         8.12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United states or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         8.14. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 1.4, 1.5, 1.6, 1.7, 5.9, and 5.12 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives.

         8.15. Disclosure Schedules. The Company and Purchaser acknowledge that the Company Disclosure Schedule and the Purchaser Disclosure Schedule (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed proper disclosure for all the sections thereof, as the case may be.

         8.16. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

         IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                               LAKES GAMING, INC.



                               By: /s/ Timothy J. Cope
                                   Name:    Timothy J. Cope
                                   Title:   Chief Financial Officer

                               RFC ACQUISITION CO.



                               By: /s/ Timothy J. Cope
                                   Name:    Timothy J. Cope
                                   Title:   Chief Financial Officer



                              RAINFOREST CAFE, INC.



                              By: /s/ Kenneth W. Brimmer
                                  Name:    Kenneth W. Brimmer
                                  Title:   President

         Certain schedules and exhibits (the "Exhibits") to the Merger Agreement (Exhibit 2.1) are not being filed herewith. The Registrant undertakes to furnish a copy of any omitted Exhibit to the Commission upon request. Pursuant to Item 601(b)(2) of Regulation S-K, the following is a list of the omitted Exhibits:

Exhibits:

         Exhibit A - Affiliate Agreement

Schedules:

      Company Disclosure Schedules:

      2.2.     Capitalization.
      2.3.     Subsidiaries.
      2.6.     No Violations.
      2.9.     Absence of Certain Changes or Events; No Undisclosed Liabilities.
      2.14.    Employee Benefit Plans.
      2.16.    Intellectual Property.
      2.19.    Insurance.
      2.21.    Title to Properties.

      Purchaser Disclosure Schedules:

      3.1.     Due Incorporation and Good Standing.
      3.2.     Capitalization.
      3.3.     Subsidiaries.
      3.13.    Contracts.
      3.14.     Employee Benefit Plans.
      3.16.    Intellectual Property.
      3.20.    Insurance.
      3.22.    Title to Properties.